Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Cipher Mining Inc. on Form S-3 of our report dated March 14, 2023, with respect to our audits of the consolidated financial statements of Cipher Mining Inc. as of December 31, 2022 and December 31, 2021, and for the year ended December 31, 2022 and for the eleven month period ended December 31, 2021, appearing in the Annual Report on Form 10-K of Cipher Mining Inc for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

San Francisco, CA

May 4, 2023